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                            CERTIFICATE OF AMENDMENT
                                     TO THE
               RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,
                                       OF
                          CARIBINER INTERNATIONAL, INC.

           (Under Section 242 of the Delaware General Corporation Law)


      Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware (the "DGCL"), Caribiner International, Inc. (the "Corporation") hereby certifies as follows:

      FIRST: The name of the Corporation is CARIBINER INTERNATIONAL, INC. The Corporation's original Certificate of Incorporation was filed with the secretary of State on December 1, 1989, under the name Ingleby Enterprises Inc. An amendment to the original Certificate of Incorporation was filed with the Secretary of State on December 29, 1992, to change the Corporation's name to Business Communications Group, Inc. A Restated Certificate of Incorporation was filed with the Secretary of State on July 2, 1993, under the name Business Communications Group, Inc. An amendment to the Restated Certificate of Incorporation was filed with the Secretary of State on December 12, 1995, to change the Corporation's name to its present name. A second Restated Certificate of Incorporation was filed with the Secretary of State on March 15, 1996, to restate, integrate and further amend the Restated Certificate of Incorporation. An amendment to the second Restated Certificate of Incorporation was filed with the Secretary of State on March 30, 1998, under the Corporation's present name.

      SECOND: The Board of Directors of the Corporation, at a meeting duly called and held in accordance with the Third Amended and Restated Bylaws of the Corporation and Section 141 of the DGCL, duly adopted resolutions proposing and declaring advisable the amendment to the Restated Certificate of Incorporation, as amended.

      THIRD: The Restated Certificate of Incorporation, as amended or supplemented heretofore, is hereby further amended as follows:

      Article FIRST of the Restated Certificate of Incorporation, as amended, is hereby deleted in its entirety and the following is substituted in lieu thereof:

            "FIRST:  The name of the Corporation is:

                       AUDIO VISUAL SERVICES CORPORATION."

      FOURTH: The foregoing amendment to the Restated Certificate of Incorporation, as amended, was duly adopted in accordance with the provisions of
Section 242 of the DGCL pursuant to a duly adopted resolution of the Board of Directors of the Corporation, and an annual meeting of the stockholders of the Corporation was


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duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting a majority of the outstanding stock entitled to vote thereon was voted in favor of the amendment.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Robert K. Ellis, its Chairman and Chief Executive Officer, and attested by Harold E. Schwartz, its Secretary, as of this 28th day of June, 2000.

                                    CARIBINER INTERNATIONAL, INC.

                                    By: /s/ Robert K. Ellis
                                        ----------------------------------
                                         Robert K. Ellis
                                         Chairman of the Board and Chief
                                           Executive Officer

ATTEST:

By: /s/ Harold E. Schwartz
    -------------------------------
     Harold E. Schwartz
     Secretary